EXHIBIT 3.1

                  Certificate of Change Pursuant
                           to NRS 78.209

1.  Name of corporation:  Bach-Hauser, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: 250,000,000 shares of common stock, $.001 par value.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
41,666,667 shares of common stock, $.001 par value.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: None.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: Fractional interests will be rounded up to the nearest whole number of common shares.

7.  Effective date of filing:  September 15, 2004.

8.  Officer Signature:  /s/ Peter Preston
                        Peter Preston, President